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Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

November 9, 2011

First PacTrust Bancorp, Inc.
610 Bay Boulevard
Chula Vista, CA 91910

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the "Registration Statement") of First PacTrust Bancorp, Inc., a Maryland corporation ("Parent"), including the proxy statement/prospectus forming a part thereof, relating to the proposed merger of Beach Business Bank, a California corporation ("Company"), with and into a California bank subsidiary that is a direct, wholly owned subsidiary of Parent (the "Merger Sub") (or, in certain circumstances described in the Registration Statement, the merger of Merger Sub with and into Company).

        We have participated in the preparation of the discussion set forth in the section entitled "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz

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  Exhibit 8.1